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                                                                    Exhibit 99.1



DDI CORP. PRICES INITIAL PUBLIC OFFERING AT $14 PER SHARE

ANAHEIM, Calif., April 11 /PRNewswire/ -- DDi Corp. today announced the pricing of its initial public offering of 12,000,000 shares of its common stock at $14 per share. The net proceeds of the offering will be $153.8 million. The underwriting team was joint-lead by Credit Suisse First Boston and FleetBoston Robertson Stephens, Inc., with Chase H&Q and Lehman Brothers, Inc. acting as co-managers.

DDi previously circulated a preliminary prospectus with a price range of $15 to $17 with respect to 14,687,500 shares. DDi amended its use of proceeds to reduce the amount of indebtedness repaid.

The shares will trade on the Nasdaq National Market under the symbol "DDIC." All of the shares were issued and sold by the Company. The Company has granted the underwriters an option to purchase up to an additional 1,800,000 shares of common stock to cover over-allotments, if any.

DDI Corp. is the parent company of Dynamic Details Incorporated, a provider of time-critical, technologically advanced design, development and manufacturing services to original equipment manufacturers and other electronics manufacturing service providers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the prospectus may be obtained from Credit Suisse First Boston, 11 Madison Avenue, New York, NY 10010 212-325-2580 or FleetBoston Robertson Stephens, 555 California Street, Suite 2606, San Francisco, 94104 415-781-9700.

SOURCE: Dynamic Details, Inc.